EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Air Products and Chemicals, Inc.:

We consent to the incorporation by reference of our report dated 20 November 2018, with respect to the consolidated balance sheet of Air Products and Chemicals, Inc. as of 30 September 2018, the related consolidated income statements, consolidated comprehensive income statements, consolidated statements of cash flows, and consolidated statements of equity for each of the years in the two-year period ended 30 September 2018, and the related notes and financial statement schedule, which report appears in the 30 September 2019 Annual Report on Form 10-K of Air Products and Chemicals, Inc.

/s/ KPMG LLP

Philadelphia, Pennsylvania

23 July 2020